Exhibit 10.12

SERVICE AGREEMENT

TERMS AND CONDITIONS

GENERAL

Agreement #

THIS SERVICE AGREEMENT (“Agreement”) made this 23rd day of August, 2010 (the “Effective Date”) by and between JPS HOLDINGS, INC., a California corporation, doing business as NET2EZ, with its principal place of business at 16060 Ventura Blvd. #105-211, Encino, CA 91436, (hereinafter referred as “NET2EZ”) and CVENT, INC., a Delaware corporation with its principal place of business at 8180 Greensboro Drive, McLean, VA 22102 (hereinafter referred to as “Customer”) applies to the purchase from NET2EZ of all services (collectively, the “Services”) selected by Customer on each Service Order Form executed by Customer and NET2EZ, all of which are incorporated by reference (if Customer has executed more than one Service Order Form, they shall be collectively referred to as the “Service Order Form”). The initial Service Order Form is attached hereto as Exhibit “C”. NET2EZ and Customer are sometimes referred to in this Agreement collectively as “parties” and individually as a “party.” The NET2EZ facility to which this Agreement applies is listed on each Service Order Form (each, a “Facility”).

In consideration of the mutual agreements and promises contained herein, the parties agree as follows:

1)	TERM

NET2EZ shall provide the Services to Customer pursuant to the terms and conditions of this Agreement including all Exhibits and Service Orders incorporated hereunder. This Agreement shall be for the term specified by Customer on the Service Order Form (the “Initial Term”). This Agreement will be automatically renewed at the end of the Initial Term on a month-to-month basis (with fees payable pursuant to the terms of Section 2(c) below) that is terminable by Customer sixty (60) days after delivery of written notice to NET2EZ. The Initial Term and all month-to-month extensions thereof are collectively referred to herein as the “Term” of this Agreement.

2)	BILLING AND PAYMENT

a)	FEES: During the term of this Agreement, Customer shall pay the fees not reasonably disputed by Customer for the Services that are set forth on the Service Order Form. NET2EZ shall have the right to pass through and invoice to Customer, and Customer shall pay, all applicable sales or use taxes, fees, assessments or other charges applicable to the Services imposed on or required to be collected by NET2EZ by any governmental agency, including any new or increased amounts after the Effective Date. Customer shall also be responsible for paying all applicable sales or use taxes, fees or assessments and other charges imposed on Customer by any governmental agency that may result from this Agreement, the provision of the Services, or any of the activities contemplated hereunder.

b)	Terms Of Payment: Monthly fees are due on the first day of each calendar month during the Term. Charges for non-recurring services are due and payable upon receipt of an invoice by Customer. All payments shall be made in U.S. currency without any deduction or offset except as specifically provided in writing by NET2EZ.

c)	Service Continuation After Initial Term: If Customer continues to receive the Services after the Initial Term without entering into a new Service Order Form or an extension of the existing Service Order Form, the fees for Hosting Services charged after the Initial Term shall be at the NET2EZ retail rates for such services, without discount, determined by NET2EZ month to month and all other charges shall continue to be payable, provided that NET2EZ shall not increase any fees or charges imposed hereunder for Hosting Services by more than three percent (3%) over the rate being charged immediately prior to the expiration of the Initial Term and on each anniversary of the first day after the end of the Initial Term.

d)

Service Charge: NET2EZ shall use reasonable efforts to deliver an invoice to Customer for monthly recurring charges at least thirty (30) days prior to the month to which such recurring charges relate. If Customer does not pay any amount due by the 5th day of the month (or for non-recurring charges, within 30 days following receipt of an invoice), Customer will pay interest at the rate of 1% (or the highest amount permitted by law, whichever Is lower) per month or portion thereof on the outstanding balance of any invoice until the date that payment is made.

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3)	ACCEPTABLE USES

Customer shall at all times use the Services in compliance with all applicable laws and adhere to the NET2EZ Acceptable Use Policy (“AUP”) located at http://aup.NET2EZ.com, as amended from time to time by NET2EZ effective upon posting of the revised policy at the URL. The current AUP is set forth on Exhibit “D” attached hereto. NET2EZ may amend the AUP from time to time, provided that Customer shall not be bound by any amendments or modifications to the AUP that would prevent or interfere with Customer’s use of the Services that is in compliance with applicable laws, NET2EZ’s carrier agreements, and the requirements of the Master Lease. Notwithstanding the terms of the AUP, Customer shall not be charged if NET2EZ responds to complaints by Customer’s customers, provided that NET2EZ shall have the right to terminate the sale of bandwidth to Customer for material default, pursuant to Section 4 hereunder, if an unreasonably high volume of Customer’s customer complaints that NET2EZ must respond to causes material hardship for NET2EZ or interferes with NET2EZ’s carrier agreements. If there is any conflict between the terms of the AUP and this Agreement, this Agreement shall control. Notwithstanding anything to the contrary contained herein, NET2EZ may immediately take corrective action, including disconnection of any and all Services without liability to Customer in the event of violation by Customer of the NET2EZ Acceptable Use Policy that is not cured within five (5) business days after NET2EZ’s delivery of written notice to Customer (or immediately if NET2EZ will be shut down by its provider(s)). In the event NET2EZ takes corrective action due to a violation of the NET2EZ Acceptable Use Policy, NET2EZ shall not refund to Customer any fees paid in advance of such corrective action.

4)	DEFAULT BY CUSTOMER; CANCELLATION POLICY

a)	If either party is in default of any material provision of this Agreement (including failure to pay undisputed amounts when due under this Agreement) and such default is not cured within thirty (30) days following delivery of written notice by the party not in breach (or such other time period as is specified in this Agreement), then the party not in breach shall have the right, in its sole discretion, to suspend its performance under this Agreement (including, in the case of NET2EZ, to restrict access to the Facility, suspend, interrupt or disconnect the Services) and/or terminate this Agreement without liability to the other party. If either (1) Customer terminates this Agreement prior to the end of the Term other than for cause or (2) NET2EZ terminates this Agreement due to a default by Customer, Customer shall immediately pay to NET2EZ as liquidated damages, and not as a penalty, the sum of (i) all past due fees that are payable at the time of termination, plus (ii) the sum of (a) one hundred percent (100%) of the fees due under all outstanding Service Order Forms for the balance of the first year of the Term without discount, plus (b) fifty percent (50%) of the fees due under all outstanding Service Order Forms for the balance of the second year of the Term without discount, plus (c) twenty-five percent (25%) of the fees due under all outstanding Service Order Forms for the balance of the third year of the Term without discount. The parties hereby agree that the damages resulting from a default by Customer are not readily ascertainable and the amount of liquidated damages specified in this Section 4(a) is not grossly disproportionate to the amount of damages that would reasonably be expected to flow from a default by Customer.

b)	If this Agreement is terminated prior to the end of the Initial Term and NET2EZ has purchased dedicated equipment or services on behalf of Customer from a third party, including but not limited to circuit and router, Customer shall assume responsibility for payments for such equipment or services, until paid in full.

5)	IP ADDRESS OWNERSHIP

NET2EZ shall maintain and control ownership of all IP numbers and addresses that may be assigned to Customer by NET2EZ and NET2EZ reserves, in its sole discretion, the right to change any and all such IP numbers and addresses upon sixty (60) days prior written notice to Customer if Customer violates the Acceptable Use Policy, this Agreement is terminated, or ARIN requests back such IP numbers and addresses.

6)	CONNECTIVITY

Customer agrees that connectivity shall not exceed the number of megabits per second per month for the Services ordered by Customer on the Service Order Form. If connectivity exceeds the agreed upon number of megabits per second per month, NET2EZ, in its sole discretion, may assess additional standard charges (as provided in the Service Order), and if such charges are not paid within thirty (30) days after written notice, Customer shall be in default of this Agreement, and NET2EZ shall have all of its rights and remedies set forth in Section 4(a) above. In the event that NET2EZ elects to discontinue the Services or terminate this Agreement, Customer shall not be entitled to a refund of any fees paid in advance of such action. NET2EZ’s failure to take any such action in a given month or months shall not constitute a waiver of NET2EZ’s right to take any such action under this Section 6 in a future month.

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7)	EQUIPMENT

NET2EZ is acting only as a reseller and/or provider of any hardware, software, circuit and equipment (collectively, the “Equipment”) offered under this Agreement that was manufactured by a third party. NET2EZ shall not be responsible for any changes in Service(s) that cause Equipment to become obsolete, require modification or alteration, or otherwise affect the performance of the Service(s). NET2EZ does not make any representation or warranty with respect to, and shall not be liable for, the performance or failure of any Equipment. Any malfunction or manufacturer’s defects of Equipment either sold or provided by NET2EZ to Customer or purchased directly by Customer used in connection with the Service(s) will not be deemed a breach of NET2EZ’s obligations under this Agreement. Any rights or remedies Customer may have regarding the performance or compliance of Equipment are limited to those rights extended to Customer by the manufacturer of such Equipment. Customer is entitled to use any Equipment supplied by NET2EZ only in connection with Customer’s permitted use of the Service(s). Customer shall not resell, transfer, export or re-export any Equipment, or any technical data derived there from, in violation of any applicable United States or foreign law. The parties agree that the provisions of this Section 7 shall in no way limit the obligations of NET2EZ with respect to the provision of Services hereunder.

8)	DISCLAIMER OF WARRANTY

Customer acknowledges and agrees that NET2EZ exercises no control over, and accepts no responsibility for, the content of the information passing through NET2EZ’s host computers, network hubs and points of presence (the “NET2EZ Network”) or the Internet. EXCEPT FOR THE SERVICE LEVEL OBLIGATIONS PROVIDED UNDER EXHIBIT A OF THIS AGREEMENT, NEITHER NET2EZ, ITS EMPLOYEES, AFFILIATES, AGENTS, SUPPLIERS, THIRD-PARTY INFORMATION PROVIDERS, MERCHANTS, LICENSORS NOR THE LIKE MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT FOR THE SERVICES OR ANY EQUIPMENT NET2EZ PROVIDES. EXCEPT FOR THE SERVICE LEVEL OBLIGATIONS PROVIDED UNDER EXHIBIT A OF THIS AGREEMENT (i) NEITHER NET2EZ, ITS EMPLOYEES, AFFILIATES, AGENTS, THIRD-PARTY INFORMATION PROVIDERS, MERCHANTS, LICENSORS OR THE LIKE, WARRANT THAT THE SERVICES WILL NOT BE INTERRUPTED OR ERROR FREE; NOR DO ANY OF THEM MAKE ANY WARRANTY AS TO THE ACCURACY, RELIABILITY OR CONTENT OF ANY INFORMATION SERVICES OR MERCHANDISE CONTAINED IN OR PROVIDED THROUGH THE SERVICES; AND (ii) NET2EZ IS NOT LIABLE FOR THE CONTENT OR LOSS OF ANY DATA TRANSFERRED EITHER TO OR FROM CUSTOMER OR STORED BY CUSTOMER OR ANY OF CUSTOMER’S CLIENTELE VIA THE SERVICE(S) PROVIDED BY NET2EZ.

9)	INSURANCE

If Customer and/or its contractor(s) require access to NET2EZ’s facility for any reason (including the installation of any equipment), then prior to accessing NET2EZ’s facility, Customer and its contractor(s) (as applicable) must deliver to NET2EZ evidence that they carry commercial general liability insurance in an amount not less than $1,000,000 per occurrence naming JPS Holdings, Inc. and Master Landlord (and other parties designated by NET2EZ) as additional insureds, and such insurance shall be primary in nature and issued by an insurer with an AM Best’s Rating of at least A-, X, or better or in such greater amount if required by Master Landlord.

10)	INDEMNIFICATION

a)	By Customer. Customer will indemnify, save harmless, and defend NET2EZ and its directors, officers, employees, and agents (collectively “indemnified parties”) from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but not limited to reasonable attorneys’ fees and costs) arising out of or relating to (i) Customer’s or its contractors’ negligence or willful misconduct; (ii) the installation of any equipment in NET2EZ’s facility by Customer or its contractors; or (iii) breach of this Agreement by Customer, including any violation of the NET2EZ Acceptable Use Policy, except to the extent caused by the negligent or intentional act or omission of NET2EZ or its agents. Such claims shall include, but shall not be limited to, claims based upon trademark, service mark, trade name, copyright and patent infringement, trademark dilution, tortious interference with contract or prospective business relations, unfair competition, defamation or injury to reputation, or other injuries or damage to business but only pertaining to Customer’s use of Services in violation of this Agreement.

b)

By NET2EZ. NET2EZ will indemnify, save harmless, and defend Customer and its directors, officers, employees, and agents from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but

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not limited to reasonable attorneys’ fees and costs) to the extent arising out of or relating to (i) NET2EZ’s or its contractors’ negligence or willful misconduct; (ii) the installation of any equipment in Customer’s facility by NET2EZ or its contractors; or (iii) breach of this Agreement by NET2EZ, except to the extent caused by the negligent or intentional act or omission of Customer its agents.

11)	LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS, REVENUE, DATA OR USE, SUFFERED BY CUSTOMER OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, TORT OR STRICT LIABILITY OR OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. For actual direct damages (or any other damages however characterized which are not included in the waiver in the prior sentence), except as set forth in the indemnification provision set forth in Section 10 above and except with respect to fees owed by Customer hereunder, in no event will either party’s liability for any damages, losses and causes of actions whether in contract or tort (including negligence or otherwise) exceed the actual dollar amount paid by Customer for the specific affected Service which gave rise to such damages, losses and causes of actions during the 6-month period prior to the date the damage or loss occurred or the cause of action arose. The above limitations or exclusions will not apply to the extent that applicable laws in Customer’s jurisdiction do not allow such limitations on liability. In such jurisdictions, each party’s liability (and the liability of its affiliates, agents, content providers and service providers) shall be limited to the greatest extent permitted by applicable law.

12)	FORCE MAJEURE

Neither party will be liable for any failure or delay in the performance of its obligations under the Agreement to the extent such failure or delay both: (a) is caused by any of the following: acts of war, domestic and/or international terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental actions; extraordinary elements of nature or acts of God; and (b) could not have been prevented by the non-performing party’s reasonable precautions or commercially accepted processes, or could not have been reasonably circumvented by the non-performing party through the use of substitute services, alternate sources, work-around plans or other means by which the requirements of a buyer of services substantively similar to the Services hereunder would be satisfied.

13)	INTELLECTUAL PROPERTY

Customer represents and warrants that Customer’s use of the Services shall not infringe the intellectual property or other proprietary rights of NET2EZ or any third party. Customer further acknowledges that all right, title and interest in any and all technology, including the software that is part of or provided with the Services and any trademarks or service marks of NET2EZ (collectively, “NET2EZ Intellectual Property”) is vested in NET2EZ and/or in NET2EZ’s licensors. Unless otherwise specifically provided in this Agreement, Customer shall have no right, title, claims or interest in or to the NET2EZ Intellectual Property. Customer may not copy, modify or translate the NET2EZ Intellectual Property or related documentation, or de-compile, disassemble or reverse engineer the NET2EZ Intellectual Property, to use it other than in connection with the Services, or grant any other person or entity the right to do so. Unless otherwise specifically provided in this Agreement, Customer is not authorized to distribute or to authorize others to distribute the NET2EZ Intellectual Property in any manner without the prior written consent of NET2EZ; provided, however, that nothing in this sentence would preclude Customer from using the NET2EZ Intellectual Property as incorporated in the Services. This paragraph shall not operate to extinguish, restrict, vary, waive or affect in any manner whatsoever any right, title or interest which Customer may now have or hereafter acquires in, or in relation to, the third-party software that is part of or provided with the Services solely to the extent such third-party licensors publicly provide such rights, title or interest in the third-party software to Customer.

14)	CONFIDENTIAL INFORMATION

Each party acknowledges that, in the course of the performance of this Agreement, it may have access to information and communications, including proprietary information claimed to be unique, secret, or confidential, and which constitutes the exclusive property and trade secrets of the other party (“Confidential Information”). This Agreement and all Service Orders shall be deemed to be Confidential Information. Each party agrees to maintain the confidentiality of the Confidential Information and to use the Confidential Information only to the extent necessary for legitimate business uses in connection with this Agreement. Upon request of either party or on termination or expiration of this Agreement, each party shall return the Confidential Information of the other party then in its possession. Nothing in this Agreement shall prohibit or limit either party’s use of information which (i) is now, or hereafter becomes, publicly known or available through lawful means; (ii) is rightfully in the receiving party’s possession, as evidenced by receiving party’s records; (iii) is disclosed to the receiving party without confidential or

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proprietary restriction by a third party who rightfully possesses and rightfully discloses the information; (iv) is independently developed by the receiving party without any breach of this Agreement; (v) is the subject of a written permission to disclose provided by the disclosing party; or (vi) is required by law to be disclosed.

15)	CUSTOMER DATA

Customer is responsible for its content residing on NET2EZ’s or Customer’s servers, and except as otherwise agreed with NET2EZ, for the backup thereof. NET2EZ shall have no responsibility or liability to Customer in connection with Customer’s data, including the loss or alteration thereof.

16)	ACCESS TO THE FACILITY

Customer shall be required to comply with all of Master Landlord’s and NET2EZ’s rules and procedures with respect to entry into the Facility. Failure to comply with such rules and procedures shall result in exclusion from the Facility.

17)	POWER

Customer’s individual circuit utilization shall remain at all times less than 80% of capacity. If any of Customer’s circuits are configured in a redundant configuration (i.e., so-called “A-B power”), then such circuit utilization shall remain less than 40% of capacity for each circuit in the redundant group. If Customer’s utilization exceeds the limitations set forth above for any circuit, then NET2EZ shall have the right, in its sole discretion to bill Customer for its usage in excess of the limitations set forth above at NET2EZ’s overage rate, which shall be paid by Customer within thirty (30) days after receipt of such invoice. NET2EZ may (after delivery of notice to Customer, which may be oral, if reasonably possible) disconnect a circuit in an emergency situation where NET2EZ reasonably believes there will be material damage to equipment or property or personal injury. NET2EZ’s failure to take any such action as a result of Customer’s violation of the terms of this Section 17 shall not constitute a waiver of NET2EZ’s right to take any such action under this Section 17 as a result of Customer’s subsequent violation of the terms of this Section 17. Net2EZ shall have the right to increase the charges to Customer to the extent that (i) the rate for power paid by Net2EZ to the applicable utility or Master Landlord increases during the Term; or (ii) the cooling factor charged by Master Landlord increases during the Term.

18)	GOVERNING LAW

This Agreement shall be construed and enforced under the substantive laws of the Commonwealth of Virginia, without regard to its conflicts of law provisions. Subject to the arbitration requirement set forth in Section 31 below (i) venue for an action brought by NET2EZ shall be in Fairfax County, VA; and (ii) venue for any action brought by Customer shall be in Los Angeles County, CA., and the parties both waive jury trial in connection with any litigation in any way related to or arising out of this or any other agreement or any Services provided under this or any other agreement.

19)	ENFORCEMENT OF AGREEMENT

If either party commences an action against the other party arising out of or concerning this Agreement, the prevailing party in such litigation shall be entitled to reasonable attorneys’ fees and costs in addition to such relief as may be awarded.

20)	AMENDMENT OR WAIVER

Except as otherwise provided herein, this Agreement may not be amended except upon the written consent of Customer and an officer of NET2EZ. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder shall not constitute a waiver of the act or condition itself.

21)	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of Customer, NET2EZ and their respective successors, and assigns (subject to the following). Neither Customer nor NET2EZ may assign, license, sublicense or otherwise transfer this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed, provided that either party shall have the right to assign this Agreement to a successor by merger or consolidation or to an entity that purchases the assets or ownership interests of such party.

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22)	NOTICES

All notices to Customer hereunder shall be given to the Billing Address provided on the Service Order Form. All notices to NET2EZ hereunder shall be given either by email to billing@net2ez.com or by regionally recognized overnight courier to:

NET2EZ

16060 Ventura Blvd., 105-211

Encino, CA 91436

Notice shall be deemed to be given upon receipt. Each party shall have the obligation to keep its notice address current.

23)	ENTIRE AGREEMENT

This Agreement, and any other document or agreements specifically identified in this Agreement (including without limitation the Service Order Form), supersedes all previous representations, understandings or agreements.

24)	FURTHER ASSURANCES

In furtherance of the provisions hereof, the parties agree to take or cause to be taken such further actions and to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments as may be reasonably necessary in order to fully effectuate the purposes, terms and conditions of this Agreement.

25)	SEVERABILITY

The invalidity of any provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

26)	TIME IS OF THE ESSENCE

Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Agreement.

27)	SURVIVAL

The Parties’ respective representations, warranties, and covenants, together with obligations of indemnification, confidentiality and limitations on liability will survive the expiration, termination or rescission of this Agreement and continue in full force and effect.

28)	RELATIONSHIP OF THE PARTIES.

The relationship between the Parties hereunder is not that of partners or agents for one another and nothing contained in this Agreement may be deemed to constitute a partnership, joint venture or agency agreement between them.

29)	RESTORATION

Upon the expiration or earlier termination of this Agreement, Customer shall remove all of its computer, communications and other systems and equipment, office equipment and other equipment or personal property from the Facility (whether or not attached to the Facility) that was installed in the Facility by or for the account of Customer. Except for ordinary wear and tear, Customer shall repair all damage to the Facility caused by the removal of its equipment and property and shall restore the area it has been using in the Facility to the condition in which such area existed prior to any work, modification or equipment was installed by Customer (including without limitation patching holes in floor tiles, removing cabling, restoring electrical facilities, etc.). If Customer fails to remove any of its equipment or property from the Facility, repair damage or restore the Facility as required above, NET2EZ shall have the right (but not the obligation) to do the same and Customer shall pay all reasonable amounts actually incurred by NET2EZ in so doing within ten (10) days following receipt of notice from NET2EZ.

30)	SERVICE LEVEL AGREEMENT

The parties hereby agree to the terms set forth on Exhibit “A”, which is hereby incorporated by this reference.

31)	ARBITRATION

The parties hereby agree to the terms set forth on Exhibit “B”, which is hereby incorporated by this reference.

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32)	MASTER LEASE

NET2EZ’s lease of the Facility is referred to herein as the “Master Lease” and the owner of the project containing the Facility is referred to herein as the “Master Landlord”. This Agreement shall be and remain at all times subject and subordinate to the terms of the Master Lease; provided that no provision of the Master Lease shall be construed to eliminate, reduce or materially alter any of NET2EZ’s obligations with respect to the provision of Services hereunder.

NET2EZ Managed Data Centers:	CUSTOMER

/s/ Dwayne Sye 8/31/2010
NET2EZ Signature Date	Customer Signature Date

DWAYNE SYE
NET2EZ Name (printed)	Customer Name (printed)

CIO
NET2EZ Title	Customer Title

CVENT, INC.
Company

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EXHIBIT “A”

SERVICE LEVEL AGREEMENT

This Service Level Agreement (“SLA”) applies to the connectivity services (“Connectivity”) and power (“Power”) provided by NET2EZ to Customer. This SLA is subject to, and hereby incorporates by reference, the terms and conditions set out in each Service Order Form and the Service Agreement executed by NET2EZ and Customer. All terms not defined herein shall have the meaning given in the Service Agreement. This SLA applies only to customers with a term plan commitment of at least one (1) year and supersedes any service parameters and credit provisions contained in any previously existing agreements between NET2EZ and Customer.

1.	Connectivity and Power

1.1	Connectivity consist of a permanently connected internet access circuit, with speeds ranging from 56 Kilobits per second to 10 gigabit per second, for dedicated circuits that directly connect Customer’s on-premises equipment to NET2EZ’s network equipment (provided that such speeds are not affected by Customer’s facilities or by traffic characteristics beyond NET2EZ’s network). References to Connectivity in Section 2 below shall mean the specific Connectivity service that is subject to a specific credit as set forth in Section 2 below.

1.2	This SLA covers the following: (i) NET2EZ’s switch/router nodes which connect directly to customer’s local access circuit, and (ii) supporting NET2EZ systems which provide domain name routing and other functions which enable Customer to logically interact with the network.

1.3	Notwithstanding anything to the contrary herein, Customer shall not be entitled to any credits hereunder if Connectivity or Power failures or issues of any kind are caused by (i) acts or omissions of Customer, (ii) Customer’s on-premises equipment (whether or not provided by NET2EZ), (iii) scheduled NET2EZ network maintenance, or (iv) force majeure events (as defined in the Service Agreement).

2.	Connectivity, Power and Temperature Parameters and Credits

2.1	Network Monitoring and Maintenance

All Connectivity and Power parameters are monitored by NET2EZ 24 hours a day, 7 days per week. NET2EZ will inform Customer of all scheduled maintenance which could reasonably be expected to cause significant degradation in the Connectivity or Power at least five (5) days prior to the planned maintenance, provided Customer maintains current and accurate contact information with NET2EZ.

2.2	Network Availability

In the event Connectivity is not continuously available (100% up time) as measured on a monthly basis, Customer becomes eligible for a credit as set forth below. “Network Unavailability” shall mean the number of minutes that Connectivity is unavailable for Customer’s use in the contiguous United States, but does not include any unavailability which is otherwise excluded under paragraph 1.3 above. For each one (1) hour of Network Unavailability, or fraction thereof, Customer shall be entitled to a credit in the amount equal to the pro-rated charges for one (1) hour of the monthly recurring charge for total MRC for all Service Orders (which credit shall be rounded up to the nearest hour if the outage is not exactly one hour). If the Network Unavailability materially interferes with Customer’s use of other Services (e.g., power), then Customer shall be entitled to credits for such other Services based on the same formula set forth above.

2.3	Power Outage

In the event of the failure of the Facility’s power system that results in a total loss of power to Customer’s circuits, Customer shall be entitled to an abatement of one (1) hour of monthly recurring charges for total MRC for all Service Orders for each one (1) hour that delivery of electricity to NET2EZ’s facility is interrupted (which credit shall be rounded up to the nearest hour if the outage is not exactly one hour).

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2.4	Temperature and Humidity

In the event that either of the following specifications is not met: (i) maintain >65 degrees Fahrenheit and <80 degrees Fahrenheit at 99.5% availability and maintain >55 degrees Fahrenheit and <90 degrees Fahrenheit at 100% availability in the cold aisle adjacent to Customer’s racks; and (ii) maintain >40% and <55% relative humidity at 99.5% availability and maintain >20% and <75% relative humidity at 100% availability, in either event due to failure of NET2EZ’s equipment inside the data center space (in either event, a “Temperature Problem”), Customer shall be entitled to an abatement of one (1) hour of monthly recurring charges for total MRC for all Service Orders for each one (1) hour of Temperature Problem (which credit shall be rounded up to the nearest hour if the Temperature Problem is not exactly one hour). Customer shall only be entitled to credits under this Section 2.4 if Customer has complied with NET2EZ’s reasonable guidelines regarding the terms of use of the hot and cold aisles.

3	Required Notification; Timing of Credits

No credits shall accrue under this SLA until NET2EZ has actual notice of, or Customer delivers to NET2EZ written notice of, the Network Unavailability, Power failure or Temperature Problem (as applicable) (in either case, the “Failure Notice”). Within thirty (30) days following the resolution of any Network Unavailability, Power failure or Temperature Problem which results in Customer being entitled to credits hereunder, Customer shall deliver to NET2EZ written notice (“Abatement Notice”) specifying the approximate duration of the applicable failure and certifying to the best of Customer’s knowledge the total amount of credits to which Customer is entitled. Customer shall also include with such Abatement Notice reasonable backup and available evidence confirming that the conditions to receipt of such credits under this SLA have been satisfied. All credits are subject to confirmation by NET2EZ of compliance with all of the terms of this SLA. The credits made available to Customer under this SLA will be provided to Customer on its next bill, or as promptly thereafter as it can be provided after the qualification for the credit and its amount are determined by NET2EZ. In no event shall the total of any credits established under this SLA for any month exceed the total monthly recurring charge for such month, and credits that are unused in a given calendar month cannot be used in subsequent months. Notwithstanding anything to the contrary in the Service Agreement, the credits specified in Section 2 above and the Customer Termination Right in Section 4 below shall be the sole remedies to Customer in the event of the occurrence of the events described in the applicable subsection of Section 2.

4	Customer Termination Rights

(a) An “Error” means any single event of Network Unavailability or power outage which makes Customer eligible for a credit under Sections 1 or 2 above. If an Error occurs, then as Customer’s sole remedy (other than the credits set forth above) Customer may terminate the Agreement without any cost to Customer. To exercise the termination right set forth in the previous sentence, Customer must deliver written notice to Net2EZ per the terms and conditions set forth in Service Agreement within eighteen (18) months following the Error.

(b) If NET2EZ’s network does not meet the following latency and/or packet loss specifications on average during a thirty (30) day period, then Customer shall have the right to deliver notice to NET2EZ describing the problem and providing reasonable back-up documentation. If the same is confirmed by NET2EZ following a good faith review of Customer’s documentation, which shall be completed within thirty (30) days following Customer’s notice, then Customer shall have the right to terminate the purchase of connectivity from NET2EZ as its sole remedy, which termination right must be exercised by Customer within thirty (30) days following NET2EZ’s confirmation of such measurements and Customer shall have the right to select a termination date no later than one hundred eighty (180) days following such confirmation date.

•	Latency (Internet)

•	North America (any 2 points): Maintain roundtrip delay <50ms

•	Transatlantic (North America to Europe): Maintain roundtrip delay <120ms

•	Packet Loss (Internet)

•	North America (any 2 points): <0.05%

•	Transatlantic (North America to Europe): <0.1%

•	Transpacific (North America to Japan): <0.1%

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5	Conditions of Agreement

This SLA and the credits to which it refers shall be valid so long as Customer complies with the terms of the Service Agreement (including without limitation NET2EZ’s acceptable use policy).

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EXHIBIT “B”

BINDING ARBITRATION

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Agreement will be resolved in a prompt and expeditious manner. Venue for an arbitration proceeding brought by NET2EZ shall be in Fairfax County, VA, and venue for any arbitration proceeding brought by Customer shall be in Los Angeles County, CA. Accordingly, except with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by Customer against NET2EZ (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Agreement, Customer’s use or occupancy of the Services and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved in Los Angeles County, CA by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (in the event of an arbitration in California, the “Referee Sections”). Except with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by NET2EZ against Customer (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Agreement, Customer’s use or occupancy of the Services and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved in Fairfax County, VA by a referee under the provisions of the Virginia Code Sections 8.01-577 – 8.01-581.016, inclusive (as same may be amended, or any successor statute(s) thereto) (in the event of an arbitration in Virginia, the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other party – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 19 above.

Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this arbitration provision, the parties shall agree upon a single referee who shall try all issues, both of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10 day period, then any party may thereafter file a lawsuit in Los Angeles County (if venue is in Los Angeles County) or Fairfax County (if venue is Fairfax County) for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Agreement. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Agreement, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the applicable Referee Sections, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under Virginia law. The reference proceeding shall be conducted in accordance with Virginia law (including the rules of evidence), and in all regards, the referee shall follow Virginia law applicable at the time of the reference proceeding.

The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this arbitration provision. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 2 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 4 months of the date the referee is appointed. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law.

The parties intend this general reference agreement to be specifically enforceable in accordance with applicable Virginia law. Nothing in this arbitration provision shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under Virginia law and/or applicable court rules.

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EXHIBIT “C”

SERVICE ORDER

[attached]

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EXHIBIT “D”

AUP

TERMS OF USE

All Net2EZ Customers (herein Customers) are responsible for reviewing and complying with this Acceptable Use Policy. Customers who provide services to their own users must affirmatively and contractually pass on the restrictions of this Acceptable Use Policy to their users, and take steps to ensure compliance by their users with this Acceptable Use Policy including, without limitation, termination of users who violate this policy. For the purposes of this Policy, “Customer” shall be defined to include Customers and also a customer’s users and account holders. This Policy is subject to change with notice by publication on this Web site; customers are responsible for monitoring this web site for changes. This Policy was last changed on November 22, 2002. The actions described below are defined by Net2EZ as “system abuse” and are strictly prohibited under this Policy. The examples named below are not exhaustive and are provided solely for guidance to Customers. If any Customer is unsure of whether a contemplated use or action is permitted, it is Customer’s responsibility to determine whether the use is permitted by contacting Net2EZ via electronic mail. The following activities are expressly prohibited, and Net2EZ expressly reserves the right, at its discretion, to pursue any remedies that it believes are warranted which may include, but is not limited to, filtering, suspending, or terminating accounts, end-users or Customers that engage in system abuse or who refuse to address user abuse. In general, Customers may not use Net2EZ’s network, machines, or services in any manner which:

* violates any applicable law, regulation, treaty, or tariff;

* violates the acceptable use policies of any networks, machines, or services which are accessed through Net2EZ’s network;

* infringes on the intellectual property rights of Net2EZ or others;

* violates the privacy of others;

* involves the resale of Net2EZ’s products or services, unless specifically documented in a separate written agreement or in the initial Customer contract with Net2EZ;

* involves deceptive online marketing practices including, without limitation practices that violate the United States Federal Trade Commission’s guidelines for proper online marketing schemes; or otherwise violates this Acceptable Use Policy.

Prohibited activities also include but are not limited to, the following:

* unauthorized use (or attempted unauthorized use) of any machines or networks,

* attempting to interfere with or denying service to any user or host (e.g. denial of service attacks);

* falsifying header information or user identification information;

* introduction of malicious programs into the network or Server (e.g. viruses, worms, Trojan horses, etc.);

* monitoring or scanning the networks of others without permission;

* attempted or successful security breaches or disruption of Internet communication including, but not limited to, accessing data of which Customer is not an intended recipient or logging into a Server or account that Customer is not expressly authorized to access;

* executing any form of network monitoring (e.g. packet sniffer) which will intercept data not intended for the Customer;

* attempting to circumvent Customer authentication or security of any host, network, or account (“cracking”);

* using any program/script/command, or sending messages of any kind, designed to interfere with a third party customer terminal session, via any means, locally or via the Internet; sending unsolicited bulk email;

* maintaining an open mail relay;

* collecting email addresses from the Internet for the purpose of sending unsolicited bulk email or to provide collected addresses to others for that purpose;

* collecting email addresses from the Internet for the purpose of sending unsolicited bulk email or to provide collected addresses to others for that purpose;

* transmitting or receiving copyright-infringing or illegal material;

* furnishing false or incorrect data on the signup form; or

* attempting to circumvent or alter the process or procedures to measure time, bandwidth utilization, or other methods to document “use” of Net2EZ’s products and services.

Dedicated and Web Hosting Customers

Dedicated Internet and web hosting Customers who provide services to their own users must affirmatively and contractually pass on the restrictions of this Acceptable Use Policy to its users, and take steps to ensure compliance by their users with this Acceptable Use Policy including, without limitation, termination of the user for violations of this policy, dedicated Internet and web hosting Customers who provide services to their own users also must maintain valid postmaster and abuse addresses for their domains, comply with all applicable Internet RFCs, maintain appropriate reverse DNS information for all hosts receiving connectivity through Net2EZ’s network for which DNS responsibility has been delegated to the customer, maintain accurate contact information with the InterNIC and any other appropriate domain and IP address registries, take reasonable steps to prevent IP spoofing by their users and downstream customers, provide a 24/7 contact address to Net2EZ for dealing with security and abuse issues, and act promptly to ensure that users are in compliance with Net2EZ’s Acceptable Use Policy. Reasonable steps include, but are not limited to, using IP verify unicast reverse path wherever appropriate and using IP address filtering wherever appropriate.

Email

Sending unsolicited (“opt-out”) bulk email is prohibited. Sending unsolicited bulk email from another provider advertising or implicating, directly or indirectly, the use of any service hosted or provided by Net2EZ, including without limitation email,

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web, FTP, and DNS services, is prohibited and is grounds for termination of those services to Customers or users who engage in the practice. Customers or users who send unsolicited bulk email from Net2EZ’s accounts will be charged the cost of labor to respond to complaints, with a minimum charge of $200. Customers or users who send bulk email to “opt-in” lists must have a method of confirmation or verification of subscriptions and be able to show evidence of subscription for users who complain about receiving unsolicited email. The following actions are likewise prohibited:

* Using email to engage in harassment, whether through language, frequency, or size of messages. Continuing to send someone email after being asked to stop is considered harassment.

* Using email to disrupt (e.g., mail bombing, “flashing,” etc.) is prohibited.

* Sending email with falsified header information.

* Sending email with falsified or obscured information (e.g., encoded or “obfuscated URLs”) designed to hinder identification of the location of what is advertised.

* Creating or forwarding chain letters, pyramid schemes, and hoaxes

* Using the Net2EZ or customer account to collect replies to messages sent from another provider which violate these rules or those of the other provider.

Usenet newsgroups

Customers and users should be familiar with the workings of Usenet by reading FAQs regarding Usenet at rtfm.mit.edu/pub/usenet-by-hierarchy/news/announce/newusers/before becoming active participants. Net2EZ places the following restrictions on newsgroup postings by its users

* no illegal content, including pyramid/Ponzi schemes, infringing materials, or child pornography, is permitted;

* all postings should conform to the various conventions, guidelines and local culture found in each respective newsgroup and Usenet as a whole.;

* Commercial advertising is typically off-topic and/or a violation of charter in most Usenet newsgroups. Information about advertising on Usenet can be found in Joel Furr’s “Advertising on Usenet FAQ” http://www.furrs.org/FAQs/advo.htm. For more information on “spam,” see the FAQ on “Current Usenet spam thresholds and guidelines” http://www.faqs.org/faqs/usenet/spam-faq/ which is regularly posted to the news.admin.net-abuse.misc newsgroup by Chris Lewis, or visit spam.abuse.net/.

* Posting 20 or more copies of the same article in a 45-day period (“spamming”) or continued posting of off-topic articles after being warned is prohibited. Users who engage in spamming using Net2EZ accounts will be charged the cost of labor to issue cancellations and respond to complaints, with a minimum charge of $200. Users who engage in spamming from another provider advertising or implicating, directly or indirectly, the use of any service hosted or provided by Net2EZ, including without limitation email, web, FTP, and DNS services, is prohibited and is grounds for termination of those services to those users.

* Excessive crossposting (Breidbart Index of 20 or greater in a 45-day period) is prohibited. The Breidbart Index (BI) is calculated by taking the sum of the square roots of the number of newsgroups each copy of an article is crossposted to. If two articles are posted, one crossposted to 9 newsgroups and the other crossposted to 16 newsgroups, the BI = sqrt(9)+sqrt(16)=3+4=7. Crossposting articles to newsgroups where they are off-topic is prohibited; a good rule of thumb is that if you are crossposting to more than five newsgroups, it’s likely to be off-topic on at least one of them.

* Posting articles with falsified header information is prohibited. “Munging” header information to foil email address harvesting by “spammers” is acceptable provided that a reasonable means of replying to the message originator is given. Use of anonymous remailers is acceptable, so long as the use is not otherwise a violation of this policy.

* Users may not issue cancellations for postings except those which they have posted themselves, those which have headers falsified so as to appear to come from them, or in newsgroups where they are the official moderator.

The World Wide Web and FTP

The web space and public FTP space included with a shared hosting account may not be resold or used for adult-oriented material. Net2EZ reserves the right to require that sites using web or FTP space which receive high amounts of traffic be moved to other servers. Web pages and FTP files may not contain any material, text, or images, whether hosted on Net2EZ servers or “transclusioned” (images from another site displayed on the page) which violate or infringe any copyright, trademark, patent, statutory, common law, or proprietary rights of others. Web pages and FTP files may not contain links that initiate downloads of copyright-infringing or other illegal material.

Digital Millennium Copyright Act Policy

It is the policy of Net2EZ to respond expeditiously to claims of intellectual property infringement. Net2EZ will promptly process and investigate notices of alleged infringement and will take appropriate actions under the Digital Millennium Copyright Act (“DMCA”) and other applicable intellectual property laws. Upon receipt of notices complying or substantially complying with the DMCA, when it is under its control, Net2EZ will act expeditiously to remove or disable access to any material claimed to be infringing or claimed to be the subject of infringing activity and will act expeditiously to remove or disable access to any reference or link to material or activity that is claimed to be infringing. Net2EZ will terminate access for Customers who are repeat infringers. For our Webhosting customers, you must adopt and implement a Digital Millennium Copyright Act policy that reserves the necessary rights to remove or disable infringing material. If you believe that a copyrighted work has been copied and is accessible on our site in a way that constitutes copyright infringement, you may notify us by providing our registered copyright agent with the following information:

* electronic or physical signature of the person authorized to act on behalf of the owner of the copyright interest;

* a description of the copyrighted work that you claim has been infringed;

* a description of where the material that you claim is infringing is located on the site;

* your address, telephone number, and e-mail address;

* a statement by you that you have a good faith belief that the disputed use is not authorized by the copyright owner, its agent, or the law;

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* a statement by you, made under penalty of perjury, that the above information in your Notice is accurate and that you are the copyright owner or authorized to act on the copyright owner’s behalf.

Notices of claimed infringement should be directed to abuse@net2ez.com. When Net2EZ’s removes or disables access to any material claimed to be infringing, Net2EZ may attempt to contact the user who has posted such material in order to give that user an opportunity to respond to the notification. Any and all counter notifications submitted by the user will be furnished to the complaining party. Net2EZ will give the complaining party an opportunity to seek judicial relief in accordance with the DMCA before Net2EZ replaces or restores access to any material as a result of any counter notification.

Internet Relay Chat

Using IRC bots is prohibited. Flooding, cloning, spoofing, harassment, or otherwise hindering the ability of others to properly use IRC is prohibited. Impersonating other users, advertising, and spamming via IRC are prohibited.

Servers and Proxies

Users may not run on Net2EZ servers any program which makes a service or resource available to others, including but not limited to port redirectors, proxy servers, chat servers, MUDs, file servers, and IRC bots. Users may not run such programs on their own machines to make such services or resources available to others through a Net2EZ dialup account; a dedicated access account is required for such purposes. Customers are responsible for the security of their own networks and machines. Net2EZ will assume neither responsibility nor accountability for failures or breach of customer-imposed protective measures, whether implied or actual. Abuse that occurs as a result of a compromised customer’s system or account may result in suspension of services or account access by Net2EZ, for example, if a system is abused after becoming infected with Back Orifice or the NetBus trojan horse programs as a result of an Internet download or executing an email attachment. (See www.nwi.net/~pchelp/bo/bo.html) Any programs, scripts, or processes which generate excessive server load on Net2EZ servers are prohibited and Net2EZ reserves the right to terminate or suspend any such program, script, or process.

Unsolicited Bulk Email Support Services and Email Address Harvesting

Customers and users may not advertise, distribute, or use software intended to facilitate sending unsolicited bulk email or harvest email addresses from the Internet for that purpose. Customers and users may not sell or distribute lists of harvested email addresses for that purpose.

Referral ID Services

Customers who provide or make use of a service employing referral IDs will be considered responsible for unsolicited bulk email sent by members of the referral ID service that makes reference to services hosted by Net2EZ. Customers must be able to provide visible evidence from the UBE-advertised link that a member of their referral ID service has had their membership terminated.

Storing files

The storage of any program, utility or file on Net2EZ’s servers the use of which would constitute a violation of this policy is prohibited. For example, it is a violation to store hacker scripts, IRC bots, or spamming software on Net2EZ’s servers.

How to Contact Us

To contact us with questions or comments regarding this Acceptable Use Policy or claimed violations of this Policy, please email abuse@net2ez.com.